RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

                  AGREEMENT NUMBER CP036763

                  LABOR AND MATERIALS TYPE

Battelle Memorial Institute, through its Columbus Operations (BATTELLE) agrees to provide to Sanguine Corporation (CLIENT) technical/research services substantially in accordance with BATTELLE's Proposal No. CP036763, (the Project) incorporated herein by reference, under the following terms and conditions:

                    1. ACCEPTANCE AND COMMENCEMENT

BATTELLE's Proposal may be accepted within sixty (60) days from the date of BATTELLE's signature below. BATTELLE will begin work within thirty (30) days of receipt of this Agreement executed by CLIENT. The Project period is estimated as six (6) months from commencement

                              2. PAYMENT

CLIENT agrees to pay BATTELLE's charges for labor services and for other expenses for performance of the Project, estimated at Three Hundred Thousand Dollars and No Cents ($300,000.00), without set-off, payable in advance as follows:

    A.
      Initial payment of Sixty Thousand Dollars and No Cents ($60,000.00), due prior to commencement of Project activities.

    B.
      Thereafter in Four (4 ) payments of Sixty Thousand Dollars and No Cents ($60,000.00), due within thirty (30) days of presentation of invoice.

CLIENT will not be required to reimburse, and BATTELLE shall not be required to incur, any charges for performance in excess of the estimate stated above, unless mutually agreed upon in writing. The balance of the advance payment, if in excess of One Thousand Dollars and No Cents ($1000.00), shall be refunded to CLIENT upon termination of the Project. Invoices not paid within thirty
(30) days of the date of invoice shall accrue interest at the rate of two (2) percent per month, compounded daily.

3. INTELLECTUAL PROPERTY

The terms of ownership of Intellectual Property are provided in the separate Option Agreement between Client and Battelle.

                      4. NO ENDORSEMENT/LITIGATION

BATTELLE does not endorse products or services. Therefore, CLIENT agrees that it will not use or imply BATTELLE's name, or use BATTELLE's reports, for advertising, promotional purposes, raising of capital, recommending investments, or any way that implies endorsement by BATTELLE, except with prior written approval of an officer of BATTELLE.

BATTELLE does not undertake Projects for the purposes of litigation or to assign fault or blame and does not provide expert witness services. Therefore, CLIENT agrees not to use any Project results in any dispute, litigation, or other legal action.

In any event, if, at any time, BATTELLE or its employees are required to respond to any subpoenas, orders for attendance at depositions, hearings or trials, document requests, or other legal proceedings as a result of or relating to BATTELLE's work on the Project, CLIENT agrees to reimburse BATTELLE, in addition to any other amounts payable under this Agreement, BATTELLE's labor charges, attorney time and/or fees, travel, photocopying and other miscellaneous expenses.

                       5. LIMITATION OF LIABILITY

BATTELLE will provide a high standard of professional service on a best efforts basis. However, BATTELLE, as a provider of such services, cannot guarantee success, thus BATTELLE NUKES NO WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, FOR ANY REPORT, DESIGN, ITEM, SERVICE OR OTHER RESULT TO BE DELIVERED UNDER TIHS AGREEMENT.

CLIENT assumes responsibility for its use, misuse, or inability to use the Project results and in no event shall BATTELLE have any liability for damages, including but not limited to any indirect, incidental, or consequential damages, arising from or in connection with this Agreement.

CLIENT agrees to indemnify and hold BATTELLE harmless from any and all liabilities, suits, claims, demands, and damages, and all costs and expenses in connection therewith, in any manner relating to this Agreement or its performance, asserted by third parties from any cause whatsoever, except for injury or damage occurring during performance of a Task under this Agreement on BATTELLE-owned premises where fault of CLIENT is not a contributing cause.

                          6. NATURE OF SERVICES

CLIENT agrees that BATTELLE is an independent contractor and specifically acknowledges that BATTELLE is a service provider, not a manufacturer or supplier. CLIENT retains all final decision making authority and all responsibility for the formulation, design, manufacture, assembly, packaging, marketing and sale of CLIENT's products, including, without limitation, product labeling, warnings, instructions to users, and for obtaining any governmental or other pre- or postmarket approvals, certifications, registrations, licenses, or permits.

                      7. PRODUCT LIABILITY INSURANCE

CLIENT shall maintain adequate product liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its product(s). Such insurance shall specifically cover any CLIENT products that may be developed in whole or in part based on BATTELLE's work under this Agreement, and CLIENT shall provide evidence of such insurance upon request.

                              8. FORCE MAJEURE

Neither CLIENT nor BATTELLE shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the party in default.

                             9. EARLY TERMINATION

Either party shall have the right to terminate this Agreement upon thirty (30) days' written notice for any good-faith basis. In the event of early termination, BATTELLE agrees to provide CLIENT with all reports, materials, or other deliverable items available as of the date of the termination, provided that CLIENT is not in default of its obligations under this Agreement. In any event, CLIENT agrees to pay all charges incurred or committed by BATTELLE, including costs of termination, within thirty (30) days of receipt of a final invoice.

                             10. ENTIRE AGREEMENT

This Agreement, including the Proposal incorporated herein, represents the entire Agreement of the parties and supersedes any prior discussions or understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be modified or amended only by mutual agreement in writing. No course of dealing, usage of trade, waiver, or non-enforcement shall be construed to modify or otherwise alter the terms and conditions of this Agreement. In the event of any conflict or inconsistency between these terms and conditions and the Proposal, these terms and conditions shall control.

                              11. APPLICABLE LAW

This Agreement shall be governed and construed in accordance with the laws of and enforced within the jurisdiction of the State of Ohio.

                       12. MISCELLANEOUS

This Agreement may not be assigned in whole or in part without the prior written approval of both parties. In any event, however, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors, assigns and transferees of the parties. If any part of this Agreement shall be held invalid or unenforceable, such invalidity and unenforceability shall not affect any other part of this Agreement. Captions used as headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement.

              Sanguine Corporation          BATTELLE MEMORIAL INSTITUTE
                                               Columbus Operations

By/s/Thomas C. Drees                        By/s/Christina L. Rotunda
                                            Christina L. Rotunda
Title  Chairman/CEO                         Title     Contracting Officer
Date   June 17, 1998                        Date      May 21, 1998
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
                        Prepared for
                        Dr. Thomas Dress
                        Chairman
                        Sanguine Corporation

                        Preparation and Evaluation of
                        Fluorocarbon- Emulsion for Use as
                        Oxygen-Carrying Blood Substitutes


                        Proposal/Agreement No. CP030763

                        Battelle Polymer Center

                        February 27,1998

                        For more Information regarding this proposal, please contact:

                        Dr. Herman P. Benecke
                        Senior Research Scientist
                        Telephone (614) 424-4457; Facsimile (614) 424-7479

Proprietary Statement

The Information contained In this proposal is proprietary. Please do not circulate to other's not directly responsible for making a decision regarding this proposal.

                                   Overview

            Our Proposal                                           2

            Introduction                                           2

            Background                                             2

            The Objective                                          3

            Approach                                               4

                    Figure 1. Project Schedule                     5

            Description of Work                                    4
                    Task 1: Develop Product Criteria               4
                    Task 2: Concept Evaluation and Selection       6
                    Task 3: Synthesis of Candidate Surfactants     7
                    Task 4: Emulsion Development and Testing       8
                    Task 5: Toxicological and Biological Testing   8
                    Task 6: Program Reporting                      9

            Program Management                                     9

            Benefits                                               9

            Intellectual Property Statement                       10


            Risk                                                 11

            Schedule and Cost                                    11

                                 OUR PROPOSAL

                         Preparation and Evaluation of
                       Fluorocarbon Emulsions for Use as

                       Oxygen-Carrying Blood Substitutes
                       (Proposal/Agreement No. CP03673)

Introduction
A market opportunity exists for a blood substitute that is safe and efficacious since the world blood transfusion market is expected to rise and concerns about AIDS have contributed to a rising demand for blood substitutes. Sanguine has estimated that the blood substitute market will reach $1 billion in five years and this market will grow $20-$30 billion in 10-15 years.

Blood substitutes are currently categorized as (a) oxygen-carrying emulsified fluorocarbons, or (b) hemoglobin based; The former approach based on the fact that fluorocarbons have a very high solubility for oxygen and carbon dioxide but fluorocarbons must be emulsified since they have negligible solubility in water or blood. With respect to the letter approach, concerns have been raised recently regarding the safety, high-manufacturing costs, and availability of hemoglobin derived products. Thus oxygen-carrying emulsified fluorocarbon products may represent the preferred approach.

Background
The present day interest in liquid fluorocarbon emulsions as human blood stream oxygen carriers dates from the discovery in 1965 by Dr. Leland Clark that rodents could "breathe" for hours submerged in an oxygen-saturated fluorocarbon liquid. This startling discovery was based on the chemical and physiological inertness of fluorocarbon liquids as wall as the extremely high solubility and diffusibility of oxygen and carbon~dioxide in these materials. This class of liquids is unique among chemicals due to the fact that they can rapidly dissolve about fifty volume percent of oxygen and carbon dioxide and quickly release these gases on demand due to the extremely high gaseous diffusion rates.

Even though fluorocarbons are very insoluble in water (or blood), it was quickly recognized that these materials could be used to aid mammalian breathing if they could be safely dispersed in the bloodstream as emulsions. Emulsions are stabilized dispersions of water insoluble materials in which the particle size is 0.1-1.0 microns. Emulsion particles are maintained as stable dispersions by the presence of small amounts of surfactants. Surfactants are molecules with at least two discrete and unlike components, one of which is very soluble in aqueous phase compositions while the other component is insoluble in aqueous phases but is soluble in non-polar materials such as fats or fluorocarbons. Surfactant molecules will align themselves at the interface between two insoluble materials such as water and a fluorocarbon liquid. If such mixtures are mechanically broken into small droplets (with a high shear mixture) in the presence of an appropriate surfactant, the surfactant molecules will become distributed over the surface of the droplet with the fluorocarbon soluble end dissolved in the surface of the fluorocarbon droplet, while the water soluble ends are dissolved in the continuous water phase to form a dispersed emulsion. This surface layer of oriented surfactants molecules can also help keep separate emulsion particles from fusing (coalescing) into larger particles.

Fluosol-DA (developed by Alpha Therapeutics, which later became Green Cross Corporation of Japan) is an emulsion of perfluorodecalin and is the only blood substitute, which has been approved by the FDA (on a limited basis). This product has been used successfully in human blood transfusions. Oxygent is another emulsified fluorocarbon blood substitute candidate, which is being developed by Alliance Pharmaceutical and is currently undergoing clinical trials. However, serious deficiencies exist in both of these products, both of which employ lecithin as their primary surfactant. Fluosol-DA has a very short shelf-life which requires that this material be stored frozen, which is a serious disadvantage of this material. A major cause of this short shelf-life is the fact that the non-polar hydrocarbon tails of lecithin have a relatively low solubility in the perfluorodecalin comprising Fluosol-DA.
In addition, both Fluosol and Oxygent have half-lives in the bloodstream of only about 4-8 hours which is caused primarily by phagocytosis (engulfing) of the emulsified fluorocarbon particles by macrophage cells of the Immune system. These limited half-lives significantly restrict the type surgical procedures for which these products can be used.

The Objective
The overall~objective of Battelle's involvement in the blood substitute arena is to develop a technically advanced oxygen-carrying fluorocarbon emulsion which overcomes the problems associated with the above emulsified blood fluorocarbon systems.

The recent scientific literature indicates that efficient emulsification of fluorocarbons requires that the surfactant contain appropriate fluorocarbon containing functionality. Whereas the surfactants used in either Fluosol-DA or Oxygent do not incorporate fluorinated surfactants, Battelle chemists have developed specialty surfactant concepts which are based on positioning fluorinated functionality within the surfactant to enhance the attractive interaction between that component of the suractant and the emulsified fluorocarbon droplets, potentially allow use of a one package emulsification system, significantly increase the storage stability of concentrated emulsified fluorocarbons, and increase the emulsion lifetimes when dispersed in aqueous media or blood.

Another very important feature of specific Battelle surfactant candidates is they will contain specific functionality expected to camouflage emulsified fluorocarbon droplets from the immune system (impart "stealth" characteristics) and slow the phagocytosis process. This feature is expected to provide increased lifetimes of the emulsified fluorocarbon in the bloodstream to allow the obvious benefit of prolonged oxygen delivery to the patient.

The specific objective of this program is to synthesize and purify at least two and potentially three fluorocarbon surfactants on a relatively fast track schedule. These surfactant candidates will undergo appropriate preliminary physical and toxicological testing to evaluate their potential to prepare fluorocarbon emulsions as blood substitutes. With this data in hand, U.S. Patent applications will be filed for all appropriate surfactant candidates to establish dates of invention and provide intellectual property protection provided by patent law. It is anticipated that filing these patent applications will be an important factor in focusing Sanguine's efforts in pursuing a follow-on development program. (Filing patent applications related to the performance of this program is considered outside of the scope of this proposal and will be funded separately.)

It is important to stress that this important program represents the initiation of the overall process of delivering an FDA approved blood substitute to the market. Follow-on work includes continued preparation and testing of surfactant candidates, pharmacology and exploratory toxicology, preparation of the "winning" candidate surfactant as well as preparation of fluorocarbon emulsions with this surfactant under Good Manufacturing Practices
(GMP) regulations, preclinical trials, and clinical trials. Battelle previously provided a prospectus to Sanguine (January 17, 1996) in which the estimated cost at the time to complete the program through preclinical trials (not including clinical trials) was $5 million.

Approach
The components of the proposed research for this start-up program are described below. The time intervals required for each activity are shown in a Gantt chart shown in Figure 1 (see page 5).

Description of Work

Task 1: Develop Product Criteria
The initial task in this program will be to specify the product criteria which reflect the specific intended medical uses and required use criteria.
Sanguine and Battelle staff will jointly determine these product criteria to utilize the significant experience of Sanguine management concerning the technical and business issues concerning artificial blood.

Following are product criteria which are envisioned to be of prime importance: thermal stability (including sterilization requirements), Oxygen carrying capacity, in-vivo half-life, and production costs. In addition, the identity of the fluorocarbon to be used as the oxygen carrier needs to be specified. Other product criteria may be specified during joint Battelle and Sanguine discussions are also possible. These issues can be mainly resolved during a planned program kick-off meeting at Battelle.

<EXIBIT>

Task 2: Concept Evaluation and Selection
Under an earlier contract which started in early 1994, Battelle scientists generated and delivered to Sanguine specific intellectual property concerning new and improved surfactant concepts for fluorocarbon emulsification. In late 1995, long after completion of this original program with Sanguine, Battelle information retrieval specialists (at Battelle's expense) performed up-to-date computerized literature reviews on this topic. Based on this input and Battelle chemists' personal review of the literature at that time, new classes of surfactant candidates were conceived for the emulsification of fluorocarbons as oxygen-carrying blood substitutes. Battelle surfactant concepts which embody these concepts are described in detail "Intellectual Property Disclosure Records" (IPDRs) on file in Battelle's legal department.

Even though an extensive literature review and intensive surfactant concept generation was performed in late 1995, an up-to-date extensive review of the literature on this topic must be performed at the start of this project. This information will allow Battelle to determine if the concepts already described in IPDRs infringe on previously published work or whether we can cleanly proceed to develop previously described concepts. If necessary, a Battelle patent lawyer will be retained to provide internal legal opinions on earlier published work, which presents infringement questions. Of course, we cannot guarantee that the surfactant concepts will be patentable or will not infringe on earlier work, but we intend to use our best professional judgement to focus on approaches that are unencumbered. Sanguine should retain their own legal advice to determine the probability that the individual concepts represent unencumbered inventions and takes full responsibility for these decisions.
The literature review may also uncover information, which triggers further concept generation. We believe that a prior art review phase is one of the most important activities in this program since we wish to develop surfactant concepts that do not infringe upon the prior art and thus enhance the probability of patenting these developments.

Battelle chemists will apply their considerable experience in emulsion technology to the evaluation and preliminary rank ordering of all classes of surfactants, which are described in Battelle IPDRs and are not encumbered by the prior art. To the extent possible, surfactant structures will incorporate the substantive improvements, which are described in Battelle IPDRs. These anticipated structural features include use of strategically located fluorine functionality to impart "stealth" properties to these candidates.

We wish to mention that many flurosurfactants are toxic and (or) cause hemolysis, or rupture of red blood cells, whereas other flurosurfactants are essentially non-toxic and non-hemolytic. Tactics to avid these undesirable properties have been and will continue to be incorporated in the design of Battelle's fluorosurfactants. In general it has been shown that incorporating fragments of naturally occurring materials (such as sugars) in fluorosurfactants result in relatively non-toxic fluorosurfactants. Another approach to minimize or avoid toxicity is to use molecular components in candidate fluorosurfactants (when possible) which have been previously shown to be non-toxic and non-hemolytic in the vascular system in other applications. Those surfactant concepts, which re currently the highest ranked, employ at least one of these principles described above to minimize or avoid vascular toxicity. Task 5 (described below)will provide preliminary toxicology data for fluorosurfactants prepared on this program.

To the extent possible, the structural design of Battelle's surfactant candidates as fluorocarbon emulsifiers will be aided by using appropriate molecular modeling methodologies. Currently, a molecular modeling program titled CODESSA is available which predicts the critical micelle concentration
(cmc) of surfactants, which is an indicator of the inherent ability of a surfactant to participate in the necessary self-assembly effect to form micelles. Thus, before we initiated the synthesis of any surfactant, we would first determine the predicted cmc of that surfactant and related surfactants to determine that we were preparing the better candidate. Battelle also has a high-end molecular modeling system by Molecular Simulations, Inc. which may also be used to help rank the surfactant concepts and evaluate potential structural improvements before such improvements are implemented in the laboratory.

Task 3: Synthesis of Candidate Surfactants
Battelle organic and polymer chemists have extensive experience in using new synthetic methods to prepare a wide range of monomeric, oligomeric and polymeric compounds for a variety of uses and have received many patents related to these developments. The lead surfactant candidates form the highest ranked classes of surfactants will be synthesized first in a controlled and documented manner in anticipation of potentially preparing this compound under the auspices of Good Manufacturing Practices. As soon as these surfactant candidates are purified and characterized, they will be submitted for emulsion, pharmacology and toxicology testing.

Battelle's extensive synthesis and analytical facilities within Battelle's Polymer Product Group will be used to prepare and fully characterize the physical and chemical properties of each surfactant candidate as well as precursor compounds. This analytical equipment includes proton and carbon nuclear magnetic resonance (NMR) spectroscopy, infrared (IR) spectroscopy, in high performance liquid chromatography (HPLC), gas chromatography (GC) and potentially mass spectroscopy. It is anticipated that preparative scales HPLC will also be used for purification purposes.

Task 4: Emulsion Development and Testing
Emulsion preparation using synthesized surfactants and the selected fluorocarbon oxygen carrier will be performed using laboratory ultrasonic dispersion techniques to prepare small quantities (10-100 ml) for preliminary physical testing. A few of the parameters that will be tested or evaluated are particle size and distribution, surface and interfacial tension, flow and rheology characteristics, stability to accelerated test conditions such as heating, cooling, and centrifugation, and methods to sterilize these emulsions. Battelle has the equipment required to prepare candidate emulsions at a wide range of scales for emulsion testing. Those surfactant candidates which pass the Emulsion Development and Testing stage will be further tested in toxicological and biological testing.

Task 5: Toxicological and Biological Testing
Toxicological and biological testing will be an integrated part of emulsion development, characterization and evaluation of emulsions prepared from synthesized surfactants and the selected fluorocarbon. These studies will be non-GLP model designs. The following tests will be performed:

     Effect on Cell Cultures. A Namalva lyphoblastoid strain with stable and reproducible growth parameters will be chosen to assess direct cell toxicities. Cells will be counted after four day exposures to determine their viability and potential inhibition of cell growth.

     Hemolysis. The hemolytic effect of surfactant dispersions will be assayed using human red blood cells and will be expressed as the percentage of cells undergoing hemolysis.

     Acute Toxicology. An indication of the acute toxicology of emulsion particles will be obtained by injection of these materials into the tail veins of mice. Their symptoms, behavior, mortality will be observed throughout 15 day studies and complete gross necropsies will also be performed on euthanized animals to determine potential changes in organ weights.

Depending on the timing of these studies relative to synthesis tasks, it is possible that some toxicological results will be available during the course of the surfactant synthesis program, which may be used as feedback in suggesting specific structural modifications of candidates undergoing synthesis.

Task 6: Program Reporting
We recommend that bymonthly reports be prepared at months 2 and 4 of this program and a comprehensive Final Report be prepared at the end of this 6-month program. As needed, telephone calls will be used to transmit information we believe should be conveyed to Sanguine before the next scheduled reporting period.

Program Management
Responsibility for this program will be centered in Battelle's Polymer Center. Consistent with Battelle's normal mode of operation, the program will be managed to assure that it proceeds along a predesigned schedule toward meeting the defined deliverables. Any problems encountered will be quickly reported to Sanguine. Dr. Benjamin Maiden, Vice President of the Chemical Market Sector, will provide executive management overview. Line management for conducting the program will reside with the Manager of the Polymer Center, Mr. Joseph A. Jacomet. Dr. Herman Benecke, a synthetic organic chemist, will serve as Program Manager and will also serve as Principal Investigator in directing surfactant synthesis, and emulsion preparation and evaluation. Dr. Benecke has previously directed a large government GMP program for the production of the pharmaceutical material. Mr. Richard Markie, Polymer Specialist and Principal Investigator on the prior Sanguine program, will participate in concept generation and surfactant synthesis, and will codirect the emulsion preparation and testing. Dr. Bhima Vijayendran, an industrial chemist well versed in emulsion technology, will codirect the emulsion preparation and testing task. Dr. Joyce Durnford will oversee the cell toxicology studies and Dr. Merrill Osheroff will oversee the hemolysis and acute toxicology studies.

Benefits
Interest in synthetic blood substitutes, based on fluorocarbons, has increased significantly as concerns have been raised over the safety and high manufacturing costs for hemoglobin-based products. A huge market opportunity appears to exist for a synthetic blood product that is safe and efficacious for human use. Sanguine has estimated the market for blood substitutes to be in the $1 billion range. Further, opportunities for product differentiation exist through improvement of shelf-life, development of user friendly systems (e.g. products that do not have to be mixed or frozen), and development of products which can be manufactured at a reasonable cost in order to meet required pharmaceutical margins.

Companies offering products that meet these criteria and who are first to reach the market may realize enormous gains. However, we believe that second generation blood substitute products which reach the market after initial market entry can still capture a significant or major portion of the market if their product is technologically advanced over the initial entry. We believe

>PAGE>

that the surfactant features, which we have generally described, offer potential advantages over the emulsified fluorocarbon systems currently undergoing clinical trials.

Intellectual Property Statement
Three groups of inventions have been or will be created by Battelle which relate to Sanguine's Field of interest (the Field being "oxygen-carrying fluorocarbon emulsions for use as blood substitutes") which can be categorized as follows:

Group 1 - Inventions created on Sanguine's earlier project.
These inventions were documented in Intellectual Property Disclosure Records (IPDRs listed below)

a) Flourosurfactants Based on Phosphatidyl Choline or Glycerophosphorylcholine
(GPC), Accession No. 94012

b) Stable Amide Bond-Linked Perfluoro Phosphatidyl Choline Surfactants, Accession No. 94013

c) New Polyvinylpyrrolidone Oligomer-Based Flurosurfactants, Accesssion No.
94014

Group 2 - Proprietary, inventive surfactant materials created by Battelle on its own internally funded projects.
All rights to these inventions are currently owned by Battelle. The inventions have been documented in IPDRs which will be delivered to Sanguine under terms of confidentiality. Titles of these IPDRs are:

a) Self-Aggregating Extended Lifetime Hydrophilic Fluorocarbon Ampiphiles for Blood Oxygen or Drug Delivery.

b) Perfluorosurfactants with Enhanced Prevention of Volatile Fluorocarbon Diffusion for Preparation of Fluorocarbon Emulsions with Improved Stability

c) Highly Branched (e.g. Dendritic) Hydrophilic Oligomers/Polymers with Covalently Attached Fluorocarbon-philic or Lipophilic Components for Preparation of Human Blood Circulatory System Extended Lifetime
Perfluorocarbon Emulsions, or Very Small Particle Lipid Dispersions, for Prolonged (>1 week) Oxygen or Drug Delivery

d) Method to Prepare Branched Water and Blood Soluble Oligomers with Monoprimary End Groups and their Use to Prepare New Perfluoro or Fatty Group-Based Surfactants.

Group 3 - Inventions.
These inventions will be those conceived and developed while performing the program described in this proposal.

An Option Agreement will be provided within one to two weeks, which is to be entered between Sanguine and Battelle simultaneously with the acceptance of the Proposal by Sanguine. The Option Agreement provides the terms for ownership of the inventions of Groups 1, 2 and 3 and includes the terms under which the parties will cooperate in commercialization of the inventions.

Risk
Battelle believes that this program is likely to result in an improved fluorocarbon emulsion. This belief is based on prior work for Sanguine and internally-funded work at Battelle. However, this is a research and development program with a need to engage in "discovery" of an adequate surfactant and emulsification approach to arrive at a product suitable for use in humans. Therefor, Battelle is unable to make any guarantees regarding the ultimate outcome of the program or the ultimate safety or usefulness of the research results. We believe that a well-managed research approach will allow Sanguine to minimize the ultimate financial risk and maximize the probability of success.

Schedule and Cost
This program is expected to require 6 months to synthesize up to three target surfactants, produce and test emulsions containing a chosen fluorocarbon oxygen carrier, and perform preliminary biological and acute toxicology testing of the emulsions employing these materials. The estimated cost to complete this program is $300,000. All work conducted on this program will be on a cost-plus-fee, best efforts arrangement. Invoicing will be on a partial advanced-pay basis in accordance with the terms of the Research Agreement.

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